Exhibit 8.2

Ann Arbor	Chicago	Detroit	Las Vegas	Los Angeles	Peoria

October 26, 2021

Royal Financial, Inc.
9226 Commercial Avenue
Chicago, Illinois 60617

Re:	Opinion of Federal Income Tax Consequences of Merger between Royal Financial, Inc. and Finward Bancorp.

Ladies and Gentlemen:

You have requested our opinion pursuant to Section 7.02(h) of the Merger agreement (as hereinafter defined) as to whether the proposed merger of Royal Financial, Inc., a Delaware corporation (hereinafter “RYFL”), with Finward Bancorp, an Indiana corporation (hereinafter “FNWD”), under the terms of that certain Agreement and Plan of Merger dated as of July 28, 2021, between RYFL and FNWD (the “Merger Agreement”) will qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

RYFL will be merged with and into FNWD under the laws of the State of Delaware and the State of Indiana with FNWD surviving the merger (the “Merger”) in accordance with the terms and conditions of the Merger Agreement.  In connection with the preparation of this opinion, we have reviewed, considered, and relied upon the accuracy of, among other things, the following documents (the below list of documents hereinafter collectively referred to as the “Documents”):

1.	The Merger Agreement;

2.
The Registration Statement relating to the Merger on Form S-4 under the Securities Act of 1933, including the Prospectus and Proxy Statement contained therein (the “Registration Statement”), as filed by FNWD with the Securities and Exchange Commission (“SEC”); and

3.
Representations and statements in an Officer’s Representation Letter related to the Merger and provided to us by FNWD, and in an Officer’s Representation Letter provided to us by RYFL, each dated the date hereof (together, the “Certificates”), which representations and certifications we have not independently verified.

In rendering this opinion, we are expressly relying for purposes of our opinion on the facts, information, representations, warranties and covenants contained in the Documents as of the date of this opinion letter (the “Effective Date”).

200 South Michigan Avenue, Suite 1100, Chicago, IL 60604-2461 tel 312.372.4000 fax 312.939.5617

Further, we have assumed with your permission and without independent verification or inquiry:

(a)          that the accuracy and completeness of the factual statements and information contained in the Documents supplied to us are true, correct, and complete as of the Effective Date, and that there has been no change with respect to such factual statements or information up to and including the Effective Date and that all such factual statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification;

(b)          that each of the Documents has been or will be duly authorized and executed in the form as examined by us and will be binding upon all parties thereto;

(c)          that the Merger will be carried out pursuant to the Merger Agreement and in accordance with the Certificates, and that no transaction, covenant, or condition described therein and affecting this opinion will be breached or waived by either party;

(d)          The Merger will be reported by RYFL and FNWD on their respective federal income tax returns in a manner consistent with the opinions set forth below;

(e)          that none of the parties will take any action after the Merger that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Code; and

(f)          that any statements contained in the Merger Agreement or Certificates that are made as to the “knowledge” of any person or are similarly qualified are and will be true, correct, and complete without such qualification.

We understand that pursuant to the Merger Agreement, upon consummation of the Merger, each share of RYFL common stock, other than Exempt RYFL Stock, $0.01 par value per share (“RYFL Common Stock”) will be converted into the right to receive, at the election of the shareholder, (i) $20.14 in cash, or (ii) 0.4609 shares of FNWD common stock (the “FNWD Common Stock”) (plus cash in lieu of fractional shares), or (iii) a combination of cash and FNWD Common Stock, all subject to limitations and prorations such that the aggregate Merger consideration will be paid in 65% FNWD Common Stock and 35% in cash; provided, however, that any holder of RYFL Common Stock owning less than 101 shares of RYFL Common Stock as of the Effective Time will only be entitled to receive $20.14 per share in cash and will not be entitled to receive any shares of FNWD common stock.

We have further assumed, for purposes of our opinion and with your permission, that at the Effective Time, RYFL will merge into FNWD and shortly thereafter or simultaneously therewith, Royal Savings Bank, a wholly-owned subsidiary of RYFL (Royal Bank), will merge into Peoples Bank SB (Peoples Bank), a wholly-owned subsidiary of FNWD.

We understand that RYFL will not proceed with the Merger if, at the Effective Time, the value of the FNWD Common Stock received by the RYFL shareholders in the Merger is less than 40% of the total consideration received by the RYFL shareholders.

200 South Michigan Avenue, Suite 1100, Chicago, IL 60604-2461 tel 312.372.4000 fax 312.939.5617

Finally, based on the FNWD and RYFL stock prices as of July 28, 2021, the approximate value of the FNWD Common Stock required to be given in the Merger as of July 28, 2021 ($18,234,278, or 5,000,000 total RYFL shares x 0.4609 x 43.00) is greater than the 40% threshold promulgated by the U.S. Treasury regulations ($40,280,000 or 5,000,000 RYFL shares x $20.14 x .40).

The opinion expressed herein is based upon our analysis of the Code, the United States Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service (the “IRS”) and judicial decisions, each as in effect as of the Effective Date, and represents our best legal judgment as to the matters addressed herein. Our opinion, however, is not binding on the IRS or the courts. Moreover, the authorities upon which our opinion is based are subject to change, potentially on a retroactive basis, and any such change could affect the opinion rendered herein. Our opinion is based solely on the documents we have examined, the additional information we have obtained, the assumptions we have made and the representations that have been made to us. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information or any of such assumptions or representations is, or later becomes, inaccurate.  We express no opinion as to the tax treatment of the Merger Agreement under the provisions of any other sections of the Code or under any state, local or foreign tax laws which also may be applicable thereto or as to any other party in the merger, nor do we express any opinion as to non-tax issues such as corporate law or securities law matters.  In addition, we express no opinion as to the tax treatment of any conditions existing at the time of, or effects resulting from, transactions which are not specifically addressed herein.

We undertake no responsibility to advise you of any future change in the matters stated herein or in the United States federal income tax laws or the application or interpretation thereof.  Furthermore, we assume no duty or obligation to advise you of changes in law or facts or circumstances that come to our attention after the Effective Date that could affect our opinion. Our opinion is limited to the United States federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed herein, any other United States federal, state, local or foreign income, estate, gift, transfer, sales, use or other tax consequence that may result from the Merger or any other transaction.  No ruling has been sought or obtained from the IRS as to the federal income tax consequences of any aspect of the merger and this opinion is not binding on the IRS.  No assurance is given that the IRS will not take a position contrary to the position reflected in this opinion, or that this opinion will be upheld by the courts if challenged by the IRS.

This opinion is provided in connection with the Registration Statement.  Based upon the facts and statements set forth above, our examination and review of the documents referred to above, and subject to the assumptions and qualifications set forth in this letter, it is our opinion under currently applicable United States federal income tax law that: (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; (ii) FNWD and RYFL will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code; (iii) no gain or loss will be recognized by holders of RYFL common stock upon the receipt of shares of FNWD common stock in exchange for their shares of RYFL common stock, except to the extent of any cash (or boot) consideration received in the Merger and any cash received in lieu of fractional shares of FNWD common stock; provided, further, the receipt in the Merger by a holder of vested or unvested options to acquire shares of RYFL Common Stock of an amount of cash equal to the excess of $20.14 over the per share exercise price for each share of RYFL Common Stock subject to such stock options as consideration for the cancellation of such stock options will result in the recognition of taxable income in the form of taxable wages by such holder in that amount (less any amount paid by the holder to acquire the option, if any); and (iv) gain or loss will be recognized by holders of RYFL common stock upon the receipt of cash in exchange for their shares of RYFL common stock; and (v) such payments of cash to an RYFL shareholder surrendering shares of  RYFL Common Stock will be subject to information reporting and “backup” withholding at a rate of 24% of the cash payment to such shareholder, unless such shareholder (1) furnishes his, her, or its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, (2) certifies that such number is correct, (3) certifies as to no loss of exemption from backup withholding, and (4) meets certain other conditions. Any amounts withheld from payments to an RYFL shareholder under the backup withholding rules will be allowed as a refund or credit against such shareholder’s United States federal income tax liability, provided the required information is furnished to the IRS (we express no other opinion regarding the treatment of such payments or the withholding tax or reporting obligations of any party with respect thereto).

200 South Michigan Avenue, Suite 1100, Chicago, IL 60604-2461 tel 312.372.4000 fax 312.939.5617

We express no opinion on any issue relating to the tax consequences of the Merger other than those set forth above.

We hereby consent to: (i) the reference to our opinion in the Registration Statement; (ii) the filing of this opinion as an exhibit to the Registration Statement; and (iii) the use of our name in the Registration Statement.

Sincerely,

/s/ HOWARD & HOWARD ATTORNEYS PLLC
HOWARD & HOWARD ATTORNEYS PLLC

200 South Michigan Avenue, Suite 1100, Chicago, IL 60604-2461 tel 312.372.4000 fax 312.939.5617